Exhibit 23.1

HANSEN, BARNETT & MAXWELL, P.C.
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com
Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MultiCell Technologies, Inc.

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-127553 and 333-162031) of MultiCell Technologies, Inc. of our report dated February 25, 2010 with respect to the consolidated financial statements and schedule of MultiCell Technologies, Inc., for the year ended November 30, 2009.

HANSEN, BARNETT & MAXWELL, P.C. /s/ Hansen, Barnett & Maxwell, P.C.

Salt Lake City, Utah
February 25, 2010